Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Tellabs, Inc. pertaining to the 2005 Tellabs, Inc. Employee Stock Purchase Plan, of our reports dated March 10, 2005, with respect to the consolidated financial statements of Tellabs, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2004, and Tellabs, Inc. management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Tellabs, Inc., and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
August 30, 2005